SUBSIDIARIES OF THE REGISTRANT

Optek Holdings, Inc. (Texas)

OTX Corporation (Texas)

Semiconductores Opticos, S.A. de C.V. (Mexico)

Optron de Mexico, S.A. de C.V. (Mexico)